Exhibit 99.1

Limoneira Announces Sale of a Lindsay Central Valley Property

Sale Generated Net Cash of $6 Million

 Transaction In-Line with Company's Long-Term Strategy to Streamline Non-Synergistic Assets

SANTA PAULA, Calif.--(BUSINESS WIRE)—September 2, 2020-- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus packing, sales and marketing company with related agribusiness activities and real estate development operations, today announced the sale of its real estate asset referred to as “Lindsay Central Valley” located in Lindsay, CA. The transaction closed on August 26, 2020 and the Company received approximately $6.0 million in net proceeds. In addition, the Company will record a one-time, non-cash loss of approximately $0.3 million in its third fiscal quarter of 2020 related to this sale

The Lindsay property consists of 291 acres of orange and specialty citrus groves located in the Central Valley of California. During the Company’s continuous review of its strategic initiatives, it was determined that this property is not aligned with the Company’s other orange and specialty citrus properties.

Harold Edwards, President and Chief Executive Officer, stated, "We are pleased with the sale of our Lindsay property which is in-line with our long-term strategy to streamline non-synergistic assets that do not meet our longer-term goals. As with prior sales of non-synergistic assets, we will use the cash generated by the sale to pay down debt and to invest in the growth of our core agribusiness."

About Limoneira Company

Limoneira Company, a 126-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lç moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor:

John Mills

Managing Partner

ICR

646 277-1254

Media:

John Chamberlain

Vice President Marketing

Limoneira Company

805 525-5541 ext. 1056

jchamberlain@limoneira.com